Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements of DropCar Inc. and Subsidiaries on Form S-3 (No. 333-236330, 333-136618, 333-140546, 333-142846, 333-146106, 333-149788, 333-165927, 333-207205, 333-215729, 333-217768, 333-224300, and 333-227858) and Form S-8 (No. 333-128488, 333-158232, 333-216145, and 333-225790) of our report dated March 30, 2020, with respect to our audit of the consolidated financial statements of DropCar, Inc. and Subsidiaries included in this Annual Report (Form 10-K) for the year ended December 31, 2019. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern.

/s/ Friedman LLP

FRIEDMAN LLP
East Hanover, NJ
March 30, 2020